Exhibit 99.2

AVANTAIR, INC. COMPLETES ROUND OF SENIOR SECURED CONVERTIBLE NOTE FINANCING

Restructures Aircraft Financing Arrangements

CLEARWATER, Fla. – December 3, 2012 – Avantair, Inc. (OTCBB: AAIR), the industry leader of fractional aircraft ownership in the light jet cabin category and the only publicly traded stand-alone private aircraft operator, today announced its closing on $2.8 million of Senior Secured Convertible Notes. These notes are convertible into shares of the company’s common stock at $0.25 per share and were issued with warrants to purchase additional shares of common stock over a five year period at $0.50 per share. The notes have a three year term and an interest rate at 2% payable per annum payable at maturity, subject to increase in certain circumstances. This financing was led by members of the Company’s Board of Directors.

In addition, the Company restructured its existing aircraft financing arrangements with Midsouth Services, Inc. reducing its monthly lease payments by over $1.8 million during the upcoming fifteen months and extending the maturities on two aircraft which become due during the Company’s current fiscal quarter. The Company also further amended its September 28, 2012 Amended and Restated Warrant Agreement and September 28, 2012 Restricted Stock Agreement with LW Air. In consideration, Midsouth Services and affiliates of LW Air received shares of the Company’s common stock and warrants valued similarly to the stock and warrants underlying the Senior Secured Convertible Notes in today’s announced financing.

“We believe that this new round of financing will allow us to continue making progress on our flight operations and customer service initiatives,” said Steven Santo, Chief Executive Officer of Avantair. “Our Board of Directors and primary aircraft providers played a major role in our achieving today’s results and providing additional support for our long term business model. Additionally, I am grateful for the continued strong support from our loyal owner group.”

The notes and warrants were issued in a private placement and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” or similar language. Our actual results could differ materially from the information contained in these forward-looking statements as a result of various factors, including, but not limited to, the factors outlined in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and the factors outlined in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, in each case, particularly under the heading “Risk Factors.” Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or operating results. We do not undertake, and expressly disclaim, any obligation to update this forward-looking information, except as required by applicable law. Important factors that could cause actual results to differ materially from Avantair’s expectations as described in Avantair’s public filings with the Securities and Exchange Commission (the “SEC”) include, without limitation: (1) our inability to fund our operations and capital expenditures; (2) our inability to raise additional capital or meet cash flow projections; (3) our inability to resume the operation of our fleet on the timeline which we expect or to continue such operations at the same levels as we are presently conducting operations; (4) extensive government regulation, including, but not limited to, the operational requirements of the Federal Aviation Administration; (5) our inability to generate sufficient cash flows to meet our debt service obligations or other financial obligations; (6) our inability to obtain new or retain current acceptable program participant contracts; (7) the loss of key personnel; (8) our inability to effectively manage our growth; (9) our inability to acquire additional aircraft and parts from our single manufacturer; (10) competitive conditions in the fractional aircraft industry; (11) the failure or disruption of our computer, communications or other technology systems; (12) changing economic conditions; (13) increases in fuel and other costs; and (14) our failure to attract and retain qualified pilots and other operations personnel.

The forward-looking statements relating to future events and the future performance of the Company in this document include, without limitation, statements regarding our belief that our most recent round of financing will allow us to continue making progress on our flight operations and customer service initiatives. Other forward-looking statements are described in our public filings with the SEC.

About Avantair

Avantair, the sole North American provider of fractional shares, leases and flight hour cards in the Piaggio Avanti aircraft, and the only publicly traded stand-alone private aircraft operator, is headquartered in Clearwater, FL, with approximately 500 employees. Avantair offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental U.S., parts of Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The company currently manages a fleet of 57 aircraft. For more information about Avantair, please visit: www.avantair.com.

Company Contacts:

Avantair, Inc.

Stephen Wagman, President

727-538-7909

swagman@avantair.com

Avantair, Inc.

Carla Stucky, Chief Financial Officer

727-538-7976

cstucky@avantair.com